                                                                    EXHIBIT 12.1



                            CHIEF AUTO PARTS INC.
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              Dollars in thousands


                                                                Predecessor
                                                ---------------------------------
                                                                       Six Months   Pro forma
                                                     Years Ended          Ended     Year Ended
                                                 Dec. 27,   Dec. 26,    June 26,    Dec. 25,
                                                  1992        1993        1994        1994
                                                --------    --------    --------    --------
Net income (loss)                               $(32,220)   $    226    $  1,417    $ (4,650)

Plus provision (benefit) for income taxes           (438)        370       1,383       2,606
                                                --------    --------    --------    --------


Income (loss) before income taxes                (32,658)        596       2,800      (2,044)


Adjustments:

   Fixed charges, as below                        18,579      19,090       9,318      12,392

   Interest income, as below                         (55)        (43)        (11)        (93)
                                                --------    --------    --------    --------

Earnings (loss), as adjusted                    $(14,134)   $ 19,643    $ 12,107    $ 10,255
                                                ========    ========    ========    ========


Fixed charges:

   Interest expense, net                        $ 12,024    $ 12,014    $  5,807    $  5,099

   Remove effect of interest income                   55          43          11          93

   Portion of rent expense
representative of interest factor (one-third)      6,500       7,033       3,500       7,200
                                                --------    --------    --------    --------


Total fixed charges                             $ 18,579    $ 19,090    $  9,318    $ 12,392
                                                ========    ========    ========    ========


Ratio of earnings to fixed charges                  *           1.03        1.30        *
                                                ========    ========    ========    ========


                                                                  Successor
                                                ---------------------------------------------
                                                Six Months                          Pro forma
                                                  Ended          Years Ended       Year Ended
                                                Dec. 25,    Dec. 31,     Dec. 29,   Dec. 29,
                                                  1994        1995        1996        1996
                                                --------    --------    --------    --------
Net income (loss)                               $ (8,098)   $  9,479    $  1,104    $ (5,488)

Plus provision (benefit) for income taxes            537       5,500         359      (4,035)
                                                --------    --------    --------    --------


Income (loss) before income taxes                 (7,561)     14,979       1,463      (9,523)


Adjustments:

   Fixed charges, as below                         6,255      14,426      15,808      26,794

   Interest income, as below                         (22)       (142)       (140)       (140)
                                                --------    --------    --------    --------

Earnings (loss), as adjusted                    $ (1,328)   $ 29,263    $ 17,131    $ 17,131
                                                ========    ========    ========    ========


Fixed charges:

   Interest expense, net                        $  2,533    $  6,009    $  6,203    $ 17,189

   Remove effect of interest income                   22         142         140         140

   Portion of rent expense
representative of interest factor (one-third)      3,700       8,275       9,465       9,465
                                                --------    --------    --------    --------


Total fixed charges                             $  6,255    $ 14,426    $ 15,808    $ 26,794
                                                ========    ========    ========    ========


Ratio of earnings to fixed charges                  *           2.03        1.08        *
                                                ========    ========    ========    ========

* Earnings were insufficent to cover fixed charges and accordingly, such ratios are not presented